Exhibit 99.1

Park Sterling Corporation Announces

Results for Third Quarter 2014 – Reports Record

Total Revenues and Record Organic Loan Growth

Charlotte, NC – October 30, 2014 – Park Sterling Corporation (NASDAQ: PSTB), the holding company for Park Sterling Bank, today released unaudited results of operations and other financial information for the third quarter of 2014. Highlights at and for the three months ended September 30, 2014 include:

Highlights

●

Adjusted net income, which excludes merger-related expenses and gain or loss on sale of securities, of $4.0 million, or $0.09 per share, compared to $3.8 million, or $0.09 per share, in the prior quarter

●	Net income available to common shareholders of $2.5 million, or $0.06 per share, compared to $3.4 million, or $0.08 per share, in the prior quarter
●	Record total revenues of $23.9 million, representing 14% annualized growth rate
●	Record organic loan growth of $78.5 million, representing 21% annualized growth rate
●	Launched “Answers You Can Bank OnSM” brand marketing campaign
●	Completed core conversion of Provident Community Bancshares, Inc.
●	Announced location of second de novo branch in Greater Richmond market (October 2014)
●	Declared quarterly cash dividend on common shares of $0.02 per share (October 2014)
●	Announced renewal of 2.2 million share repurchase program (October 2014)

“Operating results for the third quarter reflect continued strong performance from Park Sterling’s growth strategies,” said James C. Cherry, Chief Executive Officer. “For the three months ended September 30, 2014, we reported record revenues of $23.9 million, representing a 14% annualized growth rate, driven in part by record organic loan growth of $78.5 million, representing a 21% annualized growth rate. We are particularly pleased that this revenue growth occurred across so many of our non-credit product lines, including deposit service charges, mortgage banking, wealth management and capital markets. We believe these results confirm the attractiveness of our diversified business model, our recent hiring initiatives and our partnership with Provident Community Bancshares, Inc. (“Provident Community”), which was acquired on May 1, 2014.

Importantly, this strong revenue growth enabled us to report an increase in adjusted net income, which excludes merger-related expenses and gain or loss on sale of securities, while absorbing the negative impact of two items. First, we recorded a $607,000 increase in expense related to our FDIC loss share agreements, including amortization of the indemnification asset and higher true-up liability expense, reflecting underlying loan performance that continues to exceed our original expectations. Second, we were negatively impacted in the third quarter by the absence of last quarter’s $936,000 non-recurring gain from selling MasterCard Class A shares. Despite the negative comparative impact of these two items, Park Sterling reported a 3% increase in adjusted net income to $4.0 million, or $0.09 per share, for the quarter.

One of Park Sterling’s most exciting events this quarter was the September launch of our brand marketing campaign under the theme “Answers You Can Bank OnSM.” We believe this theme accurately reflects our culture and strategy of providing customers with a broad range of innovative financial solutions, tailored to meet their individual needs and delivered through local bankers. The campaign, which is focused on the Charlotte-Concord-Gastonia MSA and Greenville-Anderson-Mauldin MSA, includes radio, print and digital advertising. It also includes both general brand awareness and specific product capabilities, such as our mobile platform’s debit card on-off and Picture Pay™ bill paying capabilities. The early results are very positive in terms of press coverage, anecdotal feedback and digital click through rates.

In other activity, we completed our operational integration of Provident Community in late August and now operate on one platform and through one brand. We continued to add experienced bankers across our platform, including hires in commercial banking, wealth management and mortgage banking, as part of our organic growth initiatives. Finally, in October, we announced our second de novo branch location in Greater Richmond.

Yesterday our board declared a quarterly dividend of $0.02 per common share, payable on November 26, 2014 to all shareholders of record as of the close of business on November 12, 2014. Any future dividends will be subject to board approval. In addition, our board approved a two year extension of our 2.2 million share repurchase program, which represents approximately 5% of issued and outstanding shares, to November 1, 2016. The intent of this program is to both help offset the potential dilutive effect of employee equity-based awards and to take advantage of opportunities to repurchase Park Sterling shares when doing so is believed to produce an attractive return for our shareholders relative to the company’s other investment opportunities.

Overall, we are very pleased to report the company’s strong operating results this quarter and believe that Park Sterling is well positioned to continue pursuing our vision of building a full-service regional banking franchise across the Carolinas, Virginia and North Georgia.”

Financial Results

Income Statement – Three Months Ended September 30, 2014

Park Sterling reported net income of $2.5 million, or $0.06 per share, for the three months ended September 30, 2014 (“2014Q3”). This compares to net income of $3.4 million, or $0.08 per share, for the three months ended June 30, 2014 (“2014Q2”) and net income of $4.2 million, or $0.10 per share, for the three months ended September 30, 2013 (“2013Q3”). The $975,000, or 28%, decrease in net income from 2014Q2 resulted primarily from a $1.6 million increase in merger-related expenses, associated with the operational conversion of Provident Community and a related branch consolidation, which was partially offset by a $119,000 increase in reversal of provision expense. Total revenues, which include net interest income and noninterest income, increased $813,000, or 14% annualized, to $23.9 million in 2014Q3 driven by organic growth and a full quarter of Provident Community results. The $1.8 million, or 42%, decrease in net income from 2013Q3 resulted primarily from a $2.1 million increase in merger-related expenses.

Park Sterling reported adjusted net income, which excludes merger-related expenses and gain or loss on sale of securities, of $4.0 million, or $0.09 per share, in 2014Q3. This compares to adjusted net income of $3.8 million, or $0.09 per share, in 2014Q2 and adjusted net income of $4.3 million, or $0.10 per share, in 2013Q3. The $127,000, or 3%, increase in adjusted net income from 2014Q2 resulted primarily from the increased revenues and larger reversal of provision expense noted above, which were partially offset by a $777,000, or 4%, increase in adjusted noninterest expenses, which exclude merger-related expenses. The increase in adjusted noninterest expenses reflects hiring initiatives related to the company’s organic growth strategies as well as a full quarter of Provident Community results. The $357,000, or 8%, decrease in adjusted net income from 2013Q3 resulted primarily from a $2.9 million increase in adjusted noninterest expenses, which was partially offset by a $2.3 million increase in total revenues and a $65,000 increase in reversal of provision expense.

Net interest income totaled $20.7 million in 2014Q3, which represents a $1.7 million, or 9%, increase from $19.1 million in 2014Q2 and a $2.4, or 13%, increase from $18.3 million in 2013Q3. Average total earning assets increased $128.4 million, or 7%, to $2.07 billion in 2014Q3 compared to $1.94 billion in 2014Q2, reflecting organic growth and a full quarter of Provident Community results. This growth included a $118.5 million, or 8%, increase in average loans (including loans held for sale) and a $59.6 million, or 14%, increase in average marketable securities, which were partially offset by a $49.7 million, or 44%, decrease in average other earning assets. The large decrease in average other earning assets reflects deployment of cash into loans and marketable securities. Average total earning assets increased $319.0 million, or 18%, in 2014Q3 compared to $1.75 billion in 2013Q3, again reflecting organic growth and the Provident Community acquisition. This growth included a $196.6 million, or 15%, increase in average loans (including loans held for sale) and a $144.8 million, or 42%, increase in average marketable securities, which were partially offset by a $22.4 million, or 26%, decrease in average other earning assets.

Net interest margin was 3.98% in 2014Q3, representing a 3 basis point increase from 3.95% in 2014Q2 and an 18 basis point decrease from 4.16% in 2013Q3. The increase in net interest margin from 2014Q2 resulted primarily from a 9 basis point decrease in the cost of average total interest-bearing liabilities to 0.44% from 0.53%. This included a 4 basis point decrease in the cost of average total interest-bearing deposits to 0.35% and a 152 basis point decrease in the cost of average borrowed funds to 1.39%, reflecting the full redemption of $6.9 million of 11% subordinated notes on June 30, 2014. The yield on average total earning assets decreased 4 basis points to 4.34% in 2014Q3 from 4.38% in 2014Q2. This included a 22 basis point decrease in yield on average loans (including fees) to 5.16%, which was partially offset by an 8 basis point increase in yield on average marketable securities to 2.22% and a 31 basis point increase in yield on average other earning assets to 0.80%, as well as by a shift in mix from other earning assets to marketable securities. The decrease in net interest margin from 2013Q3 resulted primarily from a 25 basis point decrease in yield on average loans (including fees) and a 4 basis point increase in cost of average total interest-bearing liabilities.

Adjusted net interest margin, which excludes accelerated accretion, was 3.95% in 2014Q3, representing a 2 basis point increase from 3.93% in 2014Q2 and a 9 basis point decrease from 4.04% in 2013Q3. Accelerated accretion ($173,000 in 2014Q3, $86,000 in 2014Q2 and $529,000 in 2013Q3) reflects enhanced accretion of credit and interest rate marks resulting from borrowers repaying performing acquired loans faster than required by their contractual terms and/or restructuring loans in such a way as to effectively result in a new loan under the contractual cash flow method of accounting, both of which result in the associated remaining credit and interest rate marks being fully accreted into interest income. The increase in adjusted net interest margin from 2014Q2 resulted primarily from the decrease in cost of average total interest-bearing liabilities discussed above. The decrease in adjusted net interest margin from 2013Q3 resulted primarily from the decrease in yield on average loans (including fees) discussed above.

The company reported a $484,000 net release in provision for loan losses in 2014Q3, compared to a net release of $365,000 in 2014Q2 and a net release of $419,000 in 2013Q3. The 2014Q3 release was driven by a $764,000 net loan loss recovery for the period, which was partially offset by $284,000 of provision expense associated with growth in non-acquired loans. The 2014Q2 release was driven by a $530,000 recovery from returning a previously impaired covered PCI pool to non-impaired status, as accounted for under ASC 310-30 (formerly SOP 03-3), including the impact on the related indemnification asset, which was partially offset by $165,000 of provision expense associated with growth in non-acquired loans. The 2013Q3 release was driven by returning a previously impaired covered PCI pool to non-impaired status.

Noninterest income decreased $840,000, or 21%, to $3.1 million in 2014Q3 compared to $4.0 million in 2014Q2. This decrease was driven by a $607,000, or 82%, increase in FDIC loss-share related expenses (amortization of the indemnification asset and true-up liability expense) and a $779,000, or 75%, decrease in other noninterest income reflecting the absence of the prior quarter’s $936,000 gain from selling MasterCard Class A shares. Customer-related revenues posted strong growth in 2014Q3 due to organic initiatives and a full quarter of Provident Community results, including a $136,000, or 14%, increase in service charges on deposit accounts, a $169,000, or 26%, increase in mortgage banking income, a $10,000, or 1%, increase in income from wealth management activities, and a $329,000, or 940%, increase in income from the company’s new capital markets activities, which is focused on interest rate and currency risk management products, loan syndications and debt placements. Compared to 2013Q3, noninterest income decreased $119,000, or 4%, primarily due to a $1.3 million increase in amortization related to the FDIC indemnification asset, which more than offset strong growth in customer-related revenues.

Expenses related to the company’s FDIC loss share agreements, which include amortization of the indemnification asset and true-up liability expense, totaled $1.3 million in 2014Q3, compared to $738,000 in 2014Q2 and $45,000 in 2013Q3. This increasing expense reflects reductions in the company’s loss share reimbursement expectations given better than originally forecast performance of the underlying covered loans. The company reported a $5.1 million indemnification asset at 2014Q3, approximately 67% of which relates to the Bank of Hiawassee (“BOH”) loss share agreement and 33% to the New Horizons Bank (“NHB”) loss share agreement, compared to $7.0 million at 2014Q2 and $14.0 million at 2013Q3. The commercial components of the BOH and NHB loss share agreements, which account for approximately 63% of covered loans, expire in March 2015 and April 2016, respectively. The company expects expenses related to loss share agreements to remain elevated through 2014 and then to taper as expiration of the BOH commercial agreement approaches.

Noninterest expense increased $2.4 million, or 13%, to $20.6 million in 2014Q3, compared to $18.2 million in 2014Q2, and increased $5.0 million, or 32%, compared to $15.7 million in 2013Q3. Adjusted noninterest expenses, which exclude merger-related expenses ($2.2 million in 2014Q3, $594,000 in 2014Q2 and $167,000 in 2013Q3), increased $777,000, or 4%, to $18.4 million in 2014Q3, compared to $17.6 million in 2014Q2 and increased $2.9 million, or 19%, compared to $15.5 million in 2013Q3. The increase in adjusted noninterest expenses from 2014Q2 resulted from both hiring initiatives and a full quarter of Provident Community results, and included a $524,000, or 5%, increase in personnel expenses, a $278,000, or 12%, increase in occupancy and equipment, a $55,000, or 4%, increase in data processing and service fees, a $73,000, or 20%, increase in deposit charges and FDIC insurance, and a $290,000, or 140%, increase in advertising and promotion expense related to the company’s new brand marketing campaign. In addition, net cost of operation of OREO increased $129,000, or 62%, due to a bulk auction of smaller properties. The increase in adjusted noninterest expenses from 2013Q3 again resulted primarily from hiring initiatives and the Provident Community acquisition.

The company’s effective tax rate was relatively flat at 33.84% in 2014Q3, compared to 33.94% in 2014Q2 and 33.32% in 2013Q3.

Balance Sheet

Total assets increased $80.7 million, or 4%, to $2.33 billion at 2014Q3, compared to total assets of $2.25 billion at 2014Q2, driven primarily by organic loan growth. Cash and equivalents decreased $10.2 million, or 15%, to $58.9 million, due to the deployment of excess cash into loans and securities. Total securities, including non-marketable securities, increased $19.7 million, or 4%, to $494.5 million. Total securities include two investments in senior tranches of collateralized loan obligations (“CLOs”) totaling $14.8 million, with respect to which the collateral eligibility provisions have not yet been amended to comply with the new bank investment criteria under the Volcker Rule. The two securities had a net unrealized loss of $179,000 at 2014Q3 that could result in the company recognizing other than temporary impairment should they ultimately be determined not to comply with the Volcker Rule. The company recognized a loss of $33,000 on the sale of an additional CLO during 2014Q2 given expectations that it would not be amended to comply with the Volcker Rule.

Total loans, excluding loans held for sale, increased $78.5 million to $1.55 billion at 2014Q3, representing 21% annualized organic growth compared to $1.47 billion at 2014Q2. The company’s metropolitan markets, which include Charlotte, Raleigh and Wilmington, North Carolina, Greenville and Charleston, South Carolina and Richmond, Virginia, reported organic growth of $76.9 million, or 43% annualized, to $784.1 million, due to continued success in origination efforts. The community markets reported a $6.9 million, or 7% annualized, decrease in total loans to $411.9 million, due primarily to runoff in acquired loans. The company’s central business units, which primarily include mortgage, wealth management, builder finance and special assets, reported organic growth of $8.5 million, or 10% annualized, to $356.2 million, as increases in origination activities more than offset reductions in special asset loans.

The company’s loan mix shifted modestly at 2014Q3 compared to 2014Q2. The combination of commercial and industrial and owner-occupied real estate loans increased to 33% from 31% of total loans. Investor owned commercial real estate decreased from 31% to 30% of total loans. Acquisition, construction and development held flat at 9% of total loans. Total consumer loans decreased from 29% to 28% of total loans, with residential mortgages and home equity lines of credit remaining at 13% and 10%, respectively.

In terms of accounting designations, compared to 2014Q2, non-acquired loans, which include certain renewed and/or restructured acquired performing loans that are re-designated as non-acquired, increased $114.6 million, or 13%, to $1.02 billion. Acquired performing loans decreased $21.6 million, or 5%, to $388.0 million, and PCI loans decreased $14.5 million, or 9%, to $148.7 million. In terms of net acquisition accounting fair market value adjustments (or “marks”), at 2014Q3, non-covered performing acquired loans totaled $386.1 million and included a $3.6 million, or 0.92%, mark; non-covered PCI loans totaled $101.5 million and included a $25.0 million, or 19.7%, mark; and covered PCI loans totaled $49.0 million and included a $10.4 million, or 17.5%, mark.

Total deposits increased $1.9 million, or 0%, to $1.86 billion at 2014Q3, compared to 2014Q2. Noninterest bearing demand deposits decreased $9.8 million, or 3%, to $322.1 million (17% of total deposits). Non-brokered money market, NOW and savings deposits increased $41.9 million, or 5%, to $920.3 million (49% of total deposits). Non-brokered time deposits decreased $26.7 million, or 5%, to $482.6 million (26% of total deposits). Finally, brokered deposits, which include $64.1 million in broker-dealer sweep accounts utilized to partially fund an investment strategy initiated in 2013Q4, decreased $3.6 million, or 2%, to $139.6 million (8% of total deposits). Core deposits, which exclude time deposits greater than $250,000 and brokered deposits, continued to represent 90% of total deposits at 2014Q3.

Total borrowings increased $76.6 million, or 88%, to $163.4 million at 2014Q3 compared to $86.8 million at 2014Q2. This included an $85.0 million increase in FHLB borrowings to $140.0 million, which was used to fund organic loan growth and fully repay $8.6 million in short-term repurchase agreements, given a current net cost advantage over other sources of wholesale funding.

Total shareholders’ equity increased $1.6 million, or 1%, to $271.1 million at 2014Q3 compared to $269.5 million at 2014Q2, driven by retained earnings. The company did not repurchase any shares in 2014Q3 under its previously announced 2.2 million share repurchase authorization. The company’s ratio of tangible common equity to tangible assets decreased to 10.06% at 2014Q3 from 10.34% at 2014Q2, reflecting the increase in total assets resulting from organic loan growth. The company’s Tier 1 leverage ratio similarly decreased to 10.09% at 2014Q3 from 10.60% at 2014Q2.

Asset Quality

Asset quality ratios remained strong in the third quarter. Nonperforming loans increased $3.2 million, or 33%, to $12.7 million at 2014Q3, representing 0.82% of total loans compared to 0.65% of total loans at 2014Q2. However, this increase included a $1.8 million 90+ day past due relationship that repaid in full on October 1, 2014. Nonperforming assets increased $429,000, or 2%, to $26.0 million at 2014Q3, including the same past due relationship that subsequently repaid in full, but decreased to 1.12% of total assets from 1.14% at 2014Q2. Nonperforming assets include $4.7 million of covered OREO representing 18% of total nonperforming assets at 2014Q3, compared to $5.2 million of covered OREO representing 20% of total nonperforming assets at 2014Q2. The company currently expects 80% of losses and associated expenses on covered OREO to be reimbursed under its FDIC loss share agreements.

The company reported a net recovery of $764,000, or 0.20% of average loans (annualized), in 2014Q3, compared to a net recovery of $460,000, or 0.13% of average loans (annualized), in 2014Q2 and net charge-offs of $1.8 million, or 0.53% of average loans (annualized), in 2013Q3. The allowance for loan losses increased $280,000, or 3%, to $9.5 million at 2014Q3, compared to $9.2 million at 2014Q2, but decreased to 0.61% of total loans from 0.62% of total loans as a result of the previously discussed increase in total loans. The increase in allowance included (i) a $1.7 million, or 27%, decrease to $4.5 million in the quantitative component, reflecting significantly improved portfolio performance in recent quarters; (ii) a $1.6 million, or 77%, increase to $3.6 million in the qualitative component, reflecting management’s judgment regarding inherent loss in the portfolio not captured by historical losses; and (iii) a $378,000, or 39%, increase to $1.3 million in the specific component.

During the first quarter of 2011, and as contemplated in Park Sterling Bank’s 2010 public offering, 568,260 shares of restricted stock were issued but will not vest until the company’s share price achieves certain performance thresholds above the equity offering price (these restricted stock awards, of which 554,400 remained outstanding at 2014Q3, vest one-third each when the share price reaches, for 30 consecutive days, $8.125, $9.10 and $10.40 per share, respectively). These performance thresholds have not yet been achieved. Accordingly, these additional shares have been excluded from earnings and tangible book value per share calculations.

*	*	*	*	*	*	*	*	*	*

Conference Call

A conference call will be held at 8:30 a.m., Eastern Time this morning (October 30, 2014). The conference call can be accessed by dialing (877) 512-1104 and requesting the Park Sterling Corporation earnings call. Listeners should dial in 10 minutes prior to the start of the call. The live webcast and presentation slides will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations.”

A replay of the webcast will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations” shortly following the call. A replay of the conference call can be accessed approximately one hour after the call by dialing (877) 344-7529 and requesting conference number 10052522.

About Park Sterling Corporation

Park Sterling Corporation, the holding company for Park Sterling Bank, is headquartered in Charlotte, North Carolina. Park Sterling, a regional community-focused financial services company with approximately $2.3 billion in assets, is the largest community bank headquartered in the Charlotte area and has 53 banking offices stretching across the Carolinas and into North Georgia, as well as in Richmond, Virginia. The bank serves professionals, individuals, and small and mid-sized businesses by offering a full array of financial services, including deposit, mortgage banking, cash management, consumer and business finance, and wealth management services under the marketing campaign “Answers You Can Bank OnSM.” Park Sterling prides itself on being large enough to help customers achieve their financial aspirations, yet small enough to care that they do. Park Sterling is focused on building a banking franchise that is noted for sound risk management, customized product solutions and exceptional customer service. For more information, visit www.parksterlingbank.com. Park Sterling Corporation shares are traded on NASDAQ under the symbol PSTB.

Non-GAAP Financial Measures

Tangible assets, tangible common equity, tangible book value, adjusted net income available to common shareholders, adjusted net interest margin, adjusted noninterest income, adjusted noninterest expenses, adjusted allowance for loan losses, adjusted net charge-offs/ recoveries, and related ratios and per share measures, including adjusted return on average assets and adjusted return on average equity, as used throughout this release, are non-GAAP financial measures. For additional information, see “Reconciliation of Non-GAAP Financial Measures” in the accompanying tables.

Cautionary Statement Regarding Forward Looking Statements

This news release contains, and Park Sterling and its management may make, certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” and similar expressions. These forward-looking statements express management's current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to: failure to realize synergies and other financial benefits from the merger with Provident Community within the expected time frames; increases in expected costs or decreases in expected savings or difficulties related to merger integration matters; inability to identify and successfully negotiate and complete additional combinations with other potential merger partners or to successfully integrate such businesses into Park Sterling, including the company’s ability to adequately estimate or to realize the benefits and cost savings from and limit any unexpected liabilities acquired as a result of any such business combinations; failure to generate an adequate return on investment related to the Richmond branches or other hiring initiatives; inability to generate future organic growth in loan balances or retail banking, wealth management, mortgage banking or capital markets results through the hiring of new personnel, development of new products, opening of de novo branches or otherwise; variability in the performance of covered loans and associated loss-share related expenses; the effects of negative or soft economic conditions, including stress in the commercial real estate markets or failure of continued recovery in the residential real estate markets; changes in consumer and investor confidence and the related impact on financial markets and institutions; changes in interest rates; failure of assumptions underlying noninterest expense levels; failure of assumptions underlying the establishment of allowances for loan losses; deterioration in the credit quality of the loan portfolio or in the value of the collateral securing those loans; deterioration in the value of securities held in the investment securities portfolio; the possibility of recognizing other than temporary impairments on holdings of collateralized loan obligation securities as a result of the Volcker Rule; the impacts on Park Sterling of a potential increasing rate environment; the potential impacts of any government shutdown or debt ceiling impasse, including the risk of a U.S. credit rating downgrade or default, or continued global economic instability, which could cause disruptions in the financial markets, impact interest rates, and cause other potential unforeseen consequences; fluctuations in the market price of the common stock, regulatory, legal and contractual requirements of Park Sterling, other uses of capital, the company’s financial performance, market conditions generally, and future actions by the board of directors, in each case impacting repurchases of common stock or declaration of dividends; legal and regulatory developments, including changes in the federal risk-based capital rules; increased competition from both banks and nonbanks; changes in accounting standards, rules and interpretations, inaccurate estimates or assumptions in accounting, including acquisition accounting fair market value assumptions and accounting for purchased credit-impaired loans, and the impact on Park Sterling’s financial statements; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.

You should not place undue reliance on any forward-looking statement and should consider all of the above uncertainties and risks, as well as those more fully discussed in any of Park Sterling’s filings with the SEC. Forward-looking statements speak only as of the date they are made, and Park Sterling undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

###

For additional information contact:

David Gaines

Chief Financial Officer

(704) 716-2134

david.gaines@parksterlingbank.com

PARK STERLING CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENT
THREE MONTH RESULTS
($ in thousands, except per share amounts)	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$19,725	$18,734	$16,926	$17,753	$17,970
Taxable investment securities	2,597	2,152	1,971	1,599	1,494
Tax-exempt investment securities	138	133	222	185	187
Nonmarketable equity securities	103	85	66	41	37
Interest on deposits at banks	22	53	21	24	48
Federal funds sold	1	-	-	-	-
Total interest income	22,586	21,157	19,206	19,602	19,736
Interest expense
Money market, NOW and savings deposits	570	615	547	384	399
Time deposits	771	828	831	948	455
Short-term borrowings	1	1	-	-	-
FHLB advances	162	128	127	139	137
Subordinated debt	350	506	426	429	431
Total interest expense	1,854	2,078	1,931	1,900	1,422
Net interest income	20,732	19,079	17,275	17,702	18,314
Provision for loan losses	(484)	(365)	(17)	780	(419)
Net interest income after provision	21,216	19,444	17,292	16,922	18,733
Noninterest income
Service charges on deposit accounts	1,137	1,001	633	629	637
Mortgage banking income	822	653	244	777	401
Income from wealth management activities	783	773	775	848	910
Income from capital market activities	364	35	97	-	-
ATM and card income	631	726	548	555	639
Income from bank-owned life insurance	552	525	1,120	417	537
Gain (loss) on sale of securities available for sale	(63)	(33)	276	(6)	-
Amortization of indemnification asset and true-up liability expense	(1,345)	(738)	(482)	(218)	(45)
Other noninterest income	257	1,036	275	1,402	178
Total noninterest income	3,138	3,978	3,486	4,404	3,257
Noninterest expenses
Salaries and employee benefits	10,240	9,684	9,228	8,386	8,606
Occupancy and equipment	3,527	2,249	2,005	1,941	1,861
Data processing and outside service fees	1,907	1,544	1,346	1,389	1,268
Legal and professional fees	887	1,122	661	655	732
Deposit charges and FDIC insurance	441	368	240	379	372
(Gain) loss on disposal of fixed assets	-	80	1	430	(2)
Communication fees	480	538	436	425	432
Postage and supplies	176	170	175	194	188
Loan and collection expense	298	304	288	411	556
Core deposit intangible amortization	347	317	257	257	257
Advertising and promotion	564	223	233	282	186
Net cost of operation of other real estate owned	343	206	53	(48)	142
Other noninterest expense	1,438	1,431	820	1,025	1,072
Total noninterest expenses	20,648	18,236	15,743	15,726	15,670
Income before income taxes	3,706	5,186	5,035	5,600	6,320
Income tax expense	1,254	1,760	1,480	1,561	2,106
Net income	2,452	3,426	3,555	4,039	4,214
Preferred dividends	-	-	-	-	-
Net income available to common shares	$2,452	$3,426	$3,555	$4,039	$4,214

Earnings per common share, fully diluted	$0.06	$0.08	$0.08	$0.09	$0.10
Weighted average diluted common shares	44,233,532	44,213,802	44,264,178	44,288,998	44,273,821

PARK STERLING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014**	2014	2013*	2013
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$16,505	$21,117	$14,226	$13,087	$11,780
Interest-earning balances at banks	41,883	47,623	90,620	41,680	40,222
Investment securities available for sale	367,262	349,532	340,215	349,491	328,396
Investment securities held to maturity	117,463	119,302	51,303	51,972	26,636
Nonmarketable equity securities	9,731	5,906	5,242	5,905	6,805
Federal funds sold	465	280	-	300	695
Loans held for sale	4,763	6,388	2,063	2,430	3,070
Loans - Non-covered	1,502,321	1,418,129	1,237,653	1,224,674	1,240,307
Loans - Covered	49,834	55,532	65,173	71,134	76,035
Allowance for loan losses	(9,458)	(9,178)	(9,076)	(8,831)	(8,652)
Net loans	1,542,697	1,464,483	1,293,750	1,286,977	1,307,690

Premises and equipment, net	59,334	59,362	55,893	55,923	56,670
FDIC receivable for loss share agreements	5,078	6,993	9,209	10,025	13,959
Other real estate owned - non-covered	8,631	10,835	8,874	9,404	8,708
Other real estate owned - covered	4,703	5,234	6,652	5,088	6,173
Bank-owned life insurance	57,293	56,831	47,840	47,832	47,485
Deferred tax asset	37,869	37,958	34,183	36,318	38,528
Goodwill	29,992	29,992	26,420	26,420	26,420
Core deposit intangible	11,307	11,654	8,372	8,629	8,886
Other assets	11,279	12,022	10,382	9,309	7,768

Total assets	$2,326,255	$2,245,512	$2,005,244	$1,960,790	$1,939,891

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
Demand noninterest-bearing	$322,097	$331,866	$265,929	$255,861	$262,114
Money market, NOW and savings	984,448	942,070	835,169	799,596	729,209
Time deposits	558,063	588,771	536,363	544,428	564,640
Total deposits	1,864,608	1,862,707	1,637,461	1,599,885	1,555,963

Short-term borrowings	-	8,575	2,287	996	2,702
FHLB advances	140,000	55,000	55,000	55,000	75,000
Subordinated debt	23,413	23,244	22,171	22,052	21,932
Accrued expenses and other liabilities	27,100	26,476	22,359	20,774	24,541
Total liabilities	2,055,121	1,976,002	1,739,278	1,698,707	1,680,138

Shareholders' equity:
Common stock	44,851	44,833	44,726	44,731	44,761
Additional paid-in capital	222,470	222,158	222,412	222,559	222,559
Retained earnings (accumulated deficit)	6,341	4,787	2,254	(405)	(3,549)
Accumulated other comprehensive loss	(2,528)	(2,268)	(3,426)	(4,802)	(4,018)
Total shareholders' equity	271,134	269,510	265,966	262,083	259,753

Total liabilities and shareholders' equity	$2,326,255	$2,245,512	$2,005,244	$1,960,790	$1,939,891

Common shares issued and outstanding	44,850,813	44,833,516	44,726,416	44,730,669	44,761,384

* Derived from audited financial statements.
** Revised to reflect measurement period adjustments to goodwill.

PARK STERLING CORPORATION
SUMMARY OF LOAN PORTFOLIO
($ in thousands)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013*	2013
BY LOAN TYPE	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Commercial:
Commercial and industrial	$173,309	$142,973	$125,018	$122,400	$131,523
Commercial real estate (CRE) - owner-occupied	331,303	307,514	265,128	267,581	273,340
CRE - investor income producing	462,431	457,508	409,898	382,187	371,903
Acquisition, construction and development (AC&D) - 1-4 Family Construction	32,932	28,549	19,268	19,959	23,028
AC&D - Lots and land	55,100	43,601	42,459	56,759	63,944
AC&D - CRE construction	53,459	62,688	60,477	65,589	55,812
Other commercial	5,281	6,580	4,573	3,849	3,941
Total commercial loans	1,113,815	1,049,413	926,821	918,324	923,491

Consumer:
Residential mortgage	198,973	194,852	172,378	173,376	174,780
Home equity lines of credit	154,769	153,921	143,123	143,754	146,484
Residential construction	56,482	48,903	39,798	40,821	46,499
Other loans to individuals	26,444	25,066	19,665	18,795	24,725
Total consumer loans	436,668	422,742	374,964	376,746	392,488
Total loans	1,550,483	1,472,155	1,301,785	1,295,070	1,315,979
Deferred costs (fees)	1,672	1,506	1,041	738	363
Total loans, net of deferred costs (fees)	$1,552,155	$1,473,661	$1,302,826	$1,295,808	$1,316,342

* Derived from audited financial statements.

	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013*	2013
BY ACQUIRED AND NON-ACQUIRED	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Acquired loans - performing	$387,989	$409,558	$375,675	$404,440	$433,695
Acquired loans - purchase credit impaired	148,669	163,213	149,502	163,787	184,762
Total acquired loans	536,658	572,771	525,177	568,227	618,457
Non-acquired loans, net of deferred costs (fees)**	1,015,497	900,890	777,649	727,581	697,885
Total loans	$1,552,155	$1,473,661	$1,302,826	$1,295,808	$1,316,342

* Derived from audited financial statements.
** Includes loans transferred from acquired pools following release of acquisition accounting FMV adjustments.

PARK STERLING CORPORATION
ALLOWANCE FOR LOAN LOSSES
THREE MONTH RESULTS
($ in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Beginning of period allowance	$9,178	$9,076	$8,831	$8,652	$10,847
Loans charged-off	(175)	(411)	(520)	(1,471)	(1,917)
Recoveries of loans charged-off	939	871	1,069	666	141
Net charge-offs	764	460	549	(805)	(1,776)

Provision expense (release)	(484)	(356)	(304)	984	(419)
Benefit attributable to FDIC loss share agreements	-	(9)	287	(204)	-
Total provision expense charged to operations	(484)	(365)	(17)	780	(419)
Provision expense recorded through FDIC loss share receivable	-	7	(287)	204	-
End of period allowance	$9,458	$9,178	$9,076	$8,831	$8,652

Net charge-offs (recoveries)	$(764)	$(460)	$(549)	$805	$1,776
Net charge-offs (recoveries) to average loans (annualized)	-0.20%	-0.13%	-0.17%	0.24%	0.53%

PARK STERLING CORPORATION
AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS
THREE MONTHS
($ in thousands)	September 30, 2014			September 30, 2013
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (3)	Balance	Expense	Rate (3)
Assets
Interest-earning assets:
Loans and loans held for sale, net (1)(2)	$1,515,671	$19,725	5.16%	$1,319,037	$17,970	5.41%
Fed funds sold	777	1	0.51%	532	-	0.00%
Taxable investment securities	475,779	2,597	2.18%	327,224	1,494	1.83%
Tax-exempt investment securities	12,817	138	4.31%	16,592	187	4.51%
Other interest-earning assets	61,862	125	0.80%	84,513	85	0.40%

Total interest-earning assets	2,066,906	22,586	4.34%	1,747,898	19,736	4.48%

Allowance for loan losses	(9,744)			(10,306)
Cash and due from banks	18,640			12,730
Premises and equipment	59,644			56,842
Goodwill	29,942			24,743
Intangible assets	11,531			8,973
Other assets	127,582			127,024

Total assets	$2,304,501			$1,967,904

Liabilities and shareholders' equity
Interest-bearing liabilities:
Interest-bearing demand	$372,875	$81	0.09%	$287,096	$59	0.08%
Savings and money market	525,456	431	0.33%	463,309	340	0.29%
Time deposits - core	496,316	646	0.52%	477,004	253	0.21%
Brokered deposits	141,526	183	0.51%	97,086	202	0.83%
Total interest-bearing deposits	1,536,173	1,341	0.35%	1,324,495	854	0.26%
Federal Home Loan Bank advances	118,609	162	0.54%	55,217	137	0.98%
Subordinated debt	23,323	350	5.95%	21,875	431	7.82%
Other borrowings	4,469	1	0.09%	1,382	-	0.00%
Total borrowed funds	146,401	513	1.39%	78,474	568	2.87%

Total interest-bearing liabilities	1,682,574	1,854	0.44%	1,402,969	1,422	0.40%

Net interest rate spread		20,732	3.90%		18,314	4.08%

Noninterest-bearing demand deposits	323,716			261,494
Other liabilities	26,358			24,304
Shareholders' equity	271,853			279,137

Total liabilities and shareholders' equity	$2,304,501			$1,967,904

Net interest margin			3.98%			4.16%

(1)	Nonaccrual loans are included in the average loan balances.
(2)	Interest income and yields for the three months ended September 30, 2014 and 2013 include accretion from acquisition accounting adjustments associated with acquired loans.
(3)	Yield/ rate calculated on Actual/Actual day count basis, except for yield on investments which is calculated on a 30/360 day count basis.

PARK STERLING CORPORATION
SELECTED RATIOS
($ in thousands, except per share amounts)	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
ASSET QUALITY
Nonaccrual loans	$5,894	$5,205	$5,092	$8,428	$6,778
Troubled debt restructuring	4,315	3,550	3,562	3,854	7,527
Past due 90 days plus (and still accruing)	2,485	775	493	17	357
Nonperforming loans	12,694	9,530	9,147	12,299	14,662
OREO	13,334	16,069	15,526	14,492	14,881
Nonperforming assets	26,028	25,599	24,673	26,791	29,543
Past due 30-59 days (and still accruing)	1,973	2,028	160	1,437	663
Past due 60-89 days (and still accruing)	1,788	3,299	646	255	459

Nonperforming loans to total loans	0.82%	0.65%	0.70%	0.95%	1.11%
Nonperforming assets to total assets	1.12%	1.14%	1.23%	1.37%	1.52%
Allowance to total loans	0.61%	0.62%	0.70%	0.68%	0.66%
Allowance to nonperforming loans	74.51%	96.31%	99.22%	71.80%	59.01%
Allowance to nonperforming assets	36.34%	35.85%	36.79%	32.96%	29.29%
Past due 30-89 days (accruing) to total loans	0.24%	0.36%	0.06%	0.13%	0.09%
Net charge-offs (recoveries) to average loans (annualized)	-0.20%	-0.13%	-0.17%	0.24%	0.53%

CAPITAL
Book value per common share	$6.13	$6.10	$6.01	$5.92	$5.87
Tangible book value per common share**	$5.23	$5.19	$5.26	$5.16	$5.10
Common shares outstanding	44,850,813	44,833,516	44,726,416	44,730,669	44,761,384
Average dilutive common shares outstanding	44,233,532	44,213,802	44,264,178	44,288,998	44,273,821

Tier 1 capital	$225,456	$222,489	$225,702	$218,552	$211,121
Tier 2 capital	9,660	9,429	16,223	15,725	15,418
Total risk based capital	235,116	231,918	241,925	234,277	226,539
Risk weighted assets	1,693,196	1,620,786	1,417,813	1,424,112	1,435,214
Average assets for leverage ratio	2,235,267	2,099,906	1,923,622	1,879,283	1,900,990

Tier 1 ratio	13.32%	13.73%	15.92%	15.35%	14.71%
Total risk based capital ratio	13.89%	14.31%	17.06%	16.45%	15.78%
Tier 1 leverage ratio	10.09%	10.60%	11.73%	11.63%	11.11%
Tangible common equity to tangible assets**	10.06%	10.34%	11.73%	11.79%	11.78%

LIQUIDITY
Net loans to total deposits	82.74%	78.62%	79.01%	80.44%	84.04%
Reliance on wholesale funding	14.94%	11.80%	14.13%	14.56%	11.85%

INCOME STATEMENT (THREE MONTH RESULTS; ANNUALIZED)
Return on Average Assets	0.42%	0.63%	0.73%	0.83%	0.85%
Return on Average Common Equity	3.58%	5.16%	5.43%	6.09%	6.46%
Net interest margin (non-tax equivalent)	3.98%	3.90%	3.97%	4.08%	4.16%

INCOME STATEMENT (ANNUAL RESULTS)
Return on Average Assets	n/a	n/a	n/a	0.76%	n/a
Return on Average Equity	n/a	n/a	n/a	5.42%	n/a
Net interest margin (non-tax equivalent)	n/a	n/a	n/a	4.17%	n/a

** Non-GAAP financial measure

Non-GAAP Financial Measures

Tangible assets, tangible common equity, tangible book value, adjusted net income available to common shareholders, adjusted net interest margin, adjusted noninterest income, adjusted noninterest expenses, adjusted allowance for loan losses, adjusted net charge-offs (recoveries), and related ratios and per share measures, including adjusted return on average assets and adjusted return on average equity, as used throughout this release, are non-GAAP financial measures. Management uses (i) tangible assets, tangible common equity and tangible book value (which exclude goodwill and other intangibles from equity and assets), and related ratios, to evaluate the adequacy of shareholders’ equity and to facilitate comparisons with peers; (ii) adjusted allowance for loan losses (which includes net FMV adjustments related to acquired loans) as supplemental information for comparing the combined allowance and fair market value adjustments to the combined acquired and non-acquired loan portfolios (fair market value adjustments are available only for losses on acquired loans); (iii) adjusted net charge-offs/ recoveries (which exclude the impact of acquisition accounting related to PCI loans) to evaluate both its asset quality and asset quality trends, and to facilitate comparisons with peers; and (iii) adjusted net income, adjusted noninterest income and adjusted noninterest expenses (which exclude merger-related expenses and gain or loss on sale of securities, as applicable), adjusted net interest margin (which excludes accelerated accretion of net acquisition accounting fair market value adjustments), and adjusted return on average assets and adjusted return on average equity (which exclude merger-related expenses and gain on or loss sale of securities) to evaluate core earnings and to facilitate comparisons with peers.

PARK STERLING CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands, except per share amounts)
(three month and period end results unless otherwise stated)	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted net income (three months)
Pretax income (as reported)	$3,706	$5,186	$5,035	$5,600	$6,320
Plus: merger-related expenses	2,229	594	81	386	167
(gain) loss on sale of securities	63	33	(276)	6	-
Adjusted pretax income	5,998	5,813	4,840	5,992	6,487
Tax expense	2,030	1,972	1,414	1,697	2,162
Adjusted net income available to common shareholders	$3,968	$3,841	$3,426	$4,295	$4,325

Divided by: weighted average diluted shares	44,233,532	44,213,802	44,264,178	44,288,998	44,273,821
Adjusted net income available to common shareholders per share	$0.09	$0.09	$0.08	$0.10	$0.10
Estimated tax rate	33.85%	33.93%	29.21%	28.32%	33.40%

Adjusted net interest margin
Net interest income (as reported)	$20,732	$19,079	$17,275	$17,702	$18,314
Less: accelerated mark accretion	(173)	(86)	(18)	(365)	(529)
Adjusted net interest income	20,559	18,993	17,257	17,337	17,785
Divided by: average earning assets	2,066,906	1,938,459	1,764,187	1,722,688	1,747,886
Multiplied by: annualization factor	3.97	4.01	4.06	3.97	3.97
Adjusted net interest margin	3.95%	3.93%	3.97%	3.99%	4.04%
Net interest margin	3.98%	3.95%	3.97%	4.08%	4.16%

Adjusted noninterest income
Noninterest income (as reported)	$3,138	$3,978	$3,486	$4,404	$3,257
Less: (gain) loss on sale of securities	63	33	(276)	6	-
Adjusted noninterest income	$3,201	$4,011	$3,210	$4,410	$3,257

Adjusted noninterest expense
Noninterest expense (as reported)	$20,648	$18,236	$15,743	$15,726	$15,670
Less: merger-related expenses	(2,229)	(594)	(81)	(386)	(167)
Adjusted noninterest expense	18,419	17,642	15,662	15,340	15,503

Adjusted return on average assets
Adjusted net income available to common shareholders	$3,968	$3,841	$3,426	$4,295	$4,325
Divided by: average assets	2,304,501	2,168,914	1,976,654	1,936,759	1,967,904
Multiplied by: annualization factor	3.97	4.01	4.06	3.97	3.97
Adjusted return on average assets	0.68%	0.71%	0.70%	0.88%	0.87%
Return on average assets	0.42%	0.63%	0.73%	0.83%	0.85%

Adjusted return on average equity
Adjusted net income available to common shareholders	$3,968	$3,841	$3,426	$4,295	$4,325
Divided by: average common equity	271,853	266,304	265,544	263,217	258,860
Multiplied by: annualization factor	3.97	4.01	4.06	3.97	3.97
Adjusted return on average equity	5.79%	5.78%	5.23%	6.47%	6.63%
Return on average equity	3.58%	5.16%	5.43%	6.09%	6.46%

PARK STERLING CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands, except per share amounts)
(three month and period end results unless otherwise stated)	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Tangible common equity to tangible assets
Total assets	$2,326,255	$2,245,512	$2,005,244	$1,960,790	$1,939,891
Less: intangible assets	(41,299)	(41,646)	(34,792)	(35,049)	(35,306)
Tangible assets	$2,284,956	$2,203,866	$1,970,452	$1,925,741	$1,904,585

Total common equity	$271,134	$269,510	$265,966	$262,083	$259,753
Less: intangible assets	(41,299)	(41,646)	(34,792)	(35,049)	(35,306)
Tangible common equity	$229,835	$227,864	$231,174	$227,034	$224,447

Tangible common equity	$229,835	$227,864	$231,174	$227,034	$224,447
Divided by: tangible assets	$2,284,956	$2,203,866	$1,970,452	$1,925,741	$1,904,585
Tangible common equity to tangible assets	10.06%	10.34%	11.73%	11.79%	11.78%
Common equity to assets	11.66%	12.00%	13.26%	13.37%	13.39%

Tangible book value per share
Issued and outstanding shares	44,850,813	44,833,516	44,726,416	44,730,669	44,761,384
Less: nondilutive restricted stock awards	(931,465)	(919,216)	(796,399)	(770,399)	(753,900)
Period end dilutive shares	43,919,348	43,914,300	43,930,017	43,960,270	44,007,484

Tangible common equity	$229,835	$227,864	$231,174	$227,034	$224,447
Divided by: period end dilutive shares	43,919,348	43,914,300	43,930,017	43,960,270	44,007,484
Tangible common book value per share	$5.23	$5.19	$5.26	$5.16	$5.10
Common book value per share	$6.17	$6.14	$6.05	$5.96	$5.90

Adjusted allowance for loan losses
Allowance for loan losses	$9,458	$9,178	$9,076	$8,831	$8,652
Plus: acquisition accounting FMV adjustments to acquired loans	38,982	40,987	34,663	37,783	41,389
Adjusted allowance for loan losses	$48,440	$50,165	$43,739	$46,614	$50,041
Divided by: total loans (excluding LHFS)	$1,552,155	$1,473,661	$1,302,826	$1,295,808	$1,316,342
Adjusted allowance for loan losses to total loans	3.12%	3.40%	3.36%	3.60%	3.80%
Allowance for loan losses to total loans	0.61%	0.62%	0.70%	0.68%	0.66%

Adjusted net charge-offs (recoveries) (annualized)
Net charge-offs (recoveries)	$(764)	$(460)	$(549)	$805	$1,776
Less: net charge-offs (recoveries) of PCI loans (ASC 310-30)	-	-	(149)	-	(960)
Adjusted net charge-offs (recoveries)	$(764)	$(460)	$(698)	$805	$816
Divided by: average loans	$1,515,671	$1,397,158	$1,305,157	$1,310,381	$1,319,026
Multiplied by: annualization factor	3.97	4.01	4.06	3.97	3.97
Adjusted net charge-offs (recoveries) (annualized) to average loans	-0.20%	-0.13%	-0.22%	0.24%	0.25%
Net charge-offs (recoveries) (annualized) to average loans	-0.20%	-0.13%	-0.17%	0.24%	0.53%